EXHIBIT 10(a)

DESCRIPTION OF KATE SPADE & COMPANY

2016 EMPLOYEE INCENTIVE PLAN (CASH)

For the 2016 fiscal year, Kate Spade & Company maintained a bonus plan for full time salaried employees under which bonuses were earned based upon either Adjusted operating income of the segment or total Company, as measured against pre‑established targets, and, as applicable, departmental performance considerations and the achievement of individual goals, subject to certain terms and conditions. In addition, for the 2016 fiscal year, Kate Spade & Company maintained a bonus plan for certain executives under which bonuses were earned based on total Company Adjusted operating income, also as measured against pre‑established targets, and, as applicable, departmental performance considerations and the achievement of individual goals, subject to certain terms and conditions. A similar bonus plan is anticipated for 2017, with financial targets measured based on Adjusted EBITDA or similar metrics.